Exhibit 99.1



         ACL SEMICONDUCTORS, INC. ANNOUNCES FULL YEAR RESULTS FOR 2003.

HONG KONG, March 2, 2003 -ACL Semiconductors, Inc. (OTC Bulletin Board: ACOL) today announced results for the year ended December 31, 2003. All data are expressed in U.S. GAAP.

Consolidated sales for the year were US$72.6 million, compared with US$85.3 million for the prior year 2002. Net operating profit for the period was US$1.4 million, before a non cash extraordinary charge of US$2.7 million arising from the merger with predecessor entity Print Data Corp. during the third quarter. Net operating profit for the year represented an increase of 40% over the 2002 result of US$986,000.

In announcing the result, Alan Yang, President and CEO of ACL commented, "2003 was a watershed year for many businesses operating in China. The first half of the year was effectively taken up by the SARS crisis which had a severe impact on all businesses, including our own. That we were able to restrict the reduction in our sales revenue for the year to only 16% reflects both the inherent strength of our business and the sharp upswing during the latter half of the year as SARS abated and demand for semiconductors soared, mirroring the worldwide sales growth of personal electronic devices."

Mr Yang continued, "We are encouraged by the continuous improvement in our operating performance, as our gross profit margin for the year reached 6.2% compared with 4.3% previously. This result reflects the success of management's strategy to expand the range of higher value-added products that we distribute, and was the key component of our ability to generate higher net earnings against a background of lower sales for the year."

"Performance for the first quarter 2004 is looking very encouraging," Mr. Yang continued. "The memory chip market is experiencing strong growth and that is expected to continue for the remainder of the year and into 2005. We look forward to continuing to grow both organically as well as through accretive acquisitions." Mr Yang concluded.

ABOUT ACL SEMICONDUCTORS, INC:

ACL has been a leading distributor of Samsung memory chip products, including DRam, Flash, SRam and Mask ROM products for the Hong Kong and Southern China markets since 1991. ACL Semiconductors, Inc. trades on the OTCBB under the symbol, ACLO.

FORWARD-LOOKING STATEMENTS:

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made on behalf of the Company and its subsidiaries. All such forward-looking statements are, by necessity, only estimates of future results and actual results achieved by the Company may differ materially from these statements due to a number of factors. Any forward-looking statements speak only as of the date made. Statements made in this document that are not purely historical are forward-looking statements, including any statements as to beliefs, plans, expectations, or intentions regarding the future. Risk factors that may cause results to differ from projections include, without limitation, loss of suppliers, loss of customers, inadequate capital, competition, loss of key executives, declining prices, and other economic factors. The Company assumes no obligations to update these forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting such statements. You should independently investigate and fully understand all risks before making investment decisions.

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FOR MORE INFORMATION CONTACT:

Nils Ollquist,
Orient Financial Services Limited,
Financial Advisors to ACL Semiconductors.
+852 2521 5210 (Telephone)
+852 2166 8999 (Facsimile)
nao@orientfinancial.com (Email)
www.atlantic.com.hk  (Website)

Dara Podber,

Friedland Capital
201-420-7437
dara@friedlandcapital.com
www.friedlandcapital.com

















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